Media: Sean Mahoney Ph. 1.310.867.0670 smahoney@purebiofuels.com	Investor Relations: Ina McGuinness ICR, Inc. Ph: 1.310.954.1100

For Immediate Release

Pure Biofuels Corp. Announces New Chairman of the Board

LOS ANGELES, CA and LIMA, PERU (March 19, 2008) - Pure Biofuels Corp., (OTCBB: PBOF), a U.S.-based renewable fuel corporation with operations in Peru and Argentina, today announced that Chris Tewell, a Senior Advisor to Plainfield Asset Management, has joined the company as the new Chairman of the Board. Upon the resignation of the company’s existing Board Chairman, Adam Roseman, Mr. Tewell joins the Board, effective immediately.

Mr. Tewell currently is Senior Advisor to Plainfield Asset Management LLC, a leading investment manager for institutions and high net worth individuals, and brings a wealth of international finance and biofuel experience with him. Early in Mr. Tewell’s career, he was Acting President of GE Capital Asia Pacific, and from 1996 through 1998 he was President of Triton Container International, the largest container lessor in the world. From 1999 through 2006, Mr. Tewell was Chief of Staff at GATX, and ran the company’s Great Lakes shipping company, American Steamship. Mr. Tewell is also a director of BioEnergy International, a privately held, biotechnology company that is developing technologies to produce clean, environmentally beneficial fuels and specialty chemicals from traditional feedstocks and cellulose. Mr. Tewell earned an MBA from the University of Michigan and a BA in Economics with Honors from Trinity College.

In accepting Mr. Tewell’s appointment, Pure’s President and Chief Executive Officer, Mr. Luis Goyzueta, said, “We’re sorry that the time has come for Adam to move on, but we’re extremely pleased to welcome Chris Tewell to our Board, and we look forward to his leadership and experience to help elevate our company to greater heights. Chris’ experience and knowledge will surely help further solidify Pure’s position as a leader in the Latin American biofuels industry”.

In tendering his resignation, Mr. Roseman stated, “I’ve had a tremendous experience working with Pure’s management, building what I believe is a company on its way to becoming a major force in the Latin American biofuel industry. I’m confident the company will continue to execute in a rapidly evolving segment, and will eventually be a significant player in the international alt-energy & renewable fuel industry.”

Mr. Roseman served as a director and Chairman of the Board of Pure Biofuels since February 2007 and was instrumental in developing the company’s primary business strategy and guiding the company through initial institutional financings. Mr. Roseman serves as Chief Executive Officer of ARC Investment Partners, a Beverly Hills based private equity firm investing primarily in emerging markets.

Regarding Mr. Roseman’s departure, Goyzueta said, “On behalf of the entire board, we wish to thank Adam for the significant role he played in our development at a time when securing financing and the need for corporate guidance was so critical. I believe we will continue to prosper due to the groundwork Adam helped lay at Pure Biofuels.”

About Pure Biofuels Corporation

Pure Biofuels is committed to becoming a leader in Latin America's rapidly emerging biofuels industry. Pure Biofuels' flagship project, the Callao Port biodiesel refinery near Lima, Peru, is scheduled to complete construction in the second quarter of 2008 and to commence full production capabilities by mid-2008. The Callao Port refinery will process biodiesel from crude palm oil feedstock. Pure Biofuels has secured memorandums of understanding with local fuel distributors for all of Callao Port's annual biodiesel production. The Company believes Peru's economic growth and expansion, illustrated by recent exponential growth in foreign direct investment, and GDP growth over the last five years, adds to Peru's promise as an attractive geography for alternative fuel production and development. In addition, rating agency DBRS has recently assigned investment-grade credit ratings to Peru's long-term foreign and local currency debt. For more information about Pure Biofuels, please visit: http://www.purebiofuels.com/home.html

About Biodiesel

Biodiesel is a clean and renewable energy source derived from vegetable oil that can be used in unmodified diesel engines. Biodiesel improves overall engine performance, is 100% compatible with existing diesel vehicles and infrastructure, and has proven reliable in over 50 million miles of road testing. Biodiesel significantly reduces harmful exhaust emissions, which contribute to global warming; is non-toxic at any level; and is the first and only fuel to have passed the Clean Air Act. The United Nations expects biofuels to account for a full 25% of world energy needs by 2025.

Notice Regarding Forward-Looking Statements

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Since the forward-looking statements relate to future developments, results or events, these statements are highly speculative and involve risks, uncertainties and assumptions that are difficult to assess. You should not construe any of these statements as a definitive or invariable expression of what will actually occur or result. Such forward-looking statements include, among others, the expectation and/or claim, as applicable, regarding the construction of the Callao Port refinery. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, (i) Pure Biofuels’ ability to raise the necessary capital to complete construction of the biodiesel refinery on time and within budget; (ii) Pure Biofuels’ ability to obtain any necessary government, regulatory or other permits or approvals; (iii) Pure Biofuels’ ability to keep pace with technological advances and correctly identify and invest in the technologies that become commercially accepted; (iv) Pure Biofuels’ ability to operate the biodiesel refinery, if and when construction is completed, efficiently, without work stoppages, labor disputes, equipment/mechanical break-downs, political, economic and social unrest and in compliance with new governmental regulations; (v) Pure Biofuels’ ability to comply with environmental, health and safety laws; and (vi) Pure Biofuels’ ability to negotiate binding agreements for the sale of biodiesel, if and when production commences. These forward-looking statements are made as of the date of this news release and the company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the company believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in the company's periodic reports filed from time to time with the Securities and Exchange Commission and available at www.sec.gov.

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